UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 14, 2018

EastGroup Properties, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-07094	13-2711135
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 W. Parkway Place, Suite 100, Ridgeland, Mississippi		39157
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	6013543555

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2018, EastGroup Properties, Inc. and certain subsidiaries (the "Company"), entered into a Fourth Amended and Restated Credit Agreement (the "Revolving Facility") that replaced the Company’s existing $300 Million unsecured revolving credit facility. The Revolving Facility allows for borrowings in the aggregate principal amount of up to $350 Million and borrowings will bear interest, at the Company’s option, at the Base Rate Option (as defined in the Loan Agreement) plus a margin of 0.00% to 0.55% or LIBOR plus a margin of 0.825% to 1.55%, in each case depending on the Company’s credit ratings. The Revolving Facility initially bears interest at LIBOR plus 1.0% which is the equivalent of 3.05725% at June 14, 2018. The facility fee of the Revolving Facility may range between 0.125% to 0.30% per annum (currently 0.20%), also based upon the Company’s credit ratings. The Revolving Facility includes a $150 Million accordion amount and has an initial maturity date of July 30, 2022 with two six-month extensions at the Company’s option. PNC Capital Markets LLC and Regions Capital markets are joint lead arrangers and joint bookrunners and PNC Bank, National Association is the administrative agent for the Revolving Facility, which includes Regions Bank, Bank of America, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, The Bank of New York Mellon, Trustmark National Bank, BankPlus and Raymond James Bank, N.A.

Financial covenants of the Revolving Facility require the Company to maintain (i) its ratio of total liabilities to total asset value at 60% or less, subject to certain exceptions, (ii) its secured debt to total asset value at 40% or less, (iii) a fixed charge coverage ratio of at least 1.50:1.00 and (iv) a ratio of unencumbered net operating income to total unsecured interest expense of at least 1.75:1.00. In addition, the Company may not pay dividends or make distributions with respect to its equity in excess of 90% of the Company’s funds from operations, as defined, except to the extent necessary to enable EastGroup Properties, Inc. to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit the Company’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets and enter into transactions with affiliates.

The Revolving Facility also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, if any representations or warranty made by the Company is false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company. The amounts outstanding under the Revolving Facility may be accelerated upon certain events of default.

Some of the lenders or their affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.

The foregoing summary description of the Revolving Facility does not purport to be complete and is qualified in its entirety by reference to the Fourth Amended and Restated Credit Agreement Dated June 14, 2018 among EastGroup Properties, L.P.; EastGroup Properties, Inc.; PNC Bank, National Association, as Administrative Agent; Regions Bank, as Syndication Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, PNC Capital Markets LLC and Regions Capital Markets, as Joint Lead Arrangers and Joint Bookrunners and the Lenders thereunder, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 8.01 Other Events.

On June 14, 2018, the Company expanded its unsecured working cash credit facility with PNC Bank (the "Working Cash Line") from $35 million to $45 million and extended the expiration date to July 30, 2022 with two six-month extensions. The Working Cash Line was extended under substantially the same terms and conditions as the Revolving Facility.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
10.1 Fourth Amended and Restated Credit Agreement Dated June 14, 2018 among EastGroup Properties, L.P.; EastGroup Properties, Inc.; PNC Bank, National Association, as Administrative Agent; Regions Bank, as Syndication Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, PNC Capital Markets LLC and Regions Capital Markets, as Joint Lead Arrangers and Joint Bookrunners and the Lenders thereunder.

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement Dated June 14, 2018 among EastGroup Properties, L.P.; EastGroup Properties, Inc.; PNC Bank, National Association, as Administrative Agent; Regions Bank, as Syndication Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and U.S. Bank National Association, as Co-Documentation Agents, PNC Capital Markets LLC and Regions Capital Markets, as Joint Lead Arrangers and Joint Bookrunners and the Lenders thereunder.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EastGroup Properties, Inc.

June 14, 2018	By:	Brent W. Wood

Name: Brent W. Wood
Title: Executive Vice President, Chief Financial Officer and Treasurer

Top of the Form